As filed with the Securities and Exchange Commission on April 2, 2007

                                                                      811-
                                                                          -----
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT TO
              SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       Van Kampen Global Credit Opportunities Fund

Address of Principal Business Office:

         1221 Avenue of the Americas
         New York, New York 10020

Telephone Number:

         (800) 847-2424

Name and address of agent for service of process:

         Amy R. Doberman
         1221 Avenue of the Americas
         New York, New York 10020

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [ X ] NO [ ]

                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York in the State of New York on the 2nd day of April, 2007.

                                   VAN KAMPEN GLOBAL CREDIT OPPORTUNITIES FUND

                                   By:       /s/ Ronald E. Robison
                                             -------------------------------
                                             Ronald E. Robison
                                             Sole Trustee

Attest:     /s/ Stefanie Chang Yu
            ---------------------------
            Stefanie Chang Yu
            Secretary